Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND NINE

MONTHS ENDED NOVEMBER 30, 2017 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 22, 2017 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2017. Highlights include:

•	Revenues increased $4.9 million, or 5.5% on a comparative quarter basis, and $12.8 million, or 4.7% for the nine month period.
•	Gross profit margin increased from 28.5% to 31.9% on a comparative quarter basis, and increased from 29.2% to 32.0% for the nine month period.
•	Diluted earnings per share from continuing operations increased from $0.22 to $0.33 on a comparative quarter basis, and from $0.74 to $0.97 for the nine month period, an increase of 50.0% and 31.1%, respectively.

Financial Overview

The financial overview for the three and nine month periods include only the Company’s continuing print operations. The Company sold Alstyle Apparel, on May 25, 2016, resulting in the apparel division being classified as discontinued operations and the print division remaining as the continuing operations of the Company.

The Company’s revenues for the third quarter ended November 30, 2017 were $93.6 million compared to $88.7 million for the same quarter last year, an increase of 5.6%. Gross profit margin (“margin”) was $29.9 million for the quarter, or 31.9%, as compared to $25.3 million, or 28.5% for the third quarter last year. Net earnings for the quarter were $8.3 million, or $0.33 per diluted share compared to $5.7 million, or $0.22 per diluted share for the third quarter last year. The 2016 third quarter operational results included medical expenses in excess of historical levels, which negatively impacted the prior year’s quarterly net earnings by approximately $1.3 million, or $0.05 per diluted share.

The Company’s revenues for the nine month period ended November 30, 2017 were $283.1 million compared to $270.3 million for the same period last year, an increase of 4.7%. Margin was $90.6 million, or 32.0%, as compared to $79.0 million, or 29.2% for the nine month period ended November 30, 2017 and November 30, 2016, respectively. Earnings from continuing operations for the nine month period ended November 30, 2017 were $24.6 million, or $0.97 per diluted share compared to $19.2 million, or $0.74 per diluted share for the nine month period last year. The negative impact of the relocation and start-up of a folder operating company and higher than historical medical expenses negatively impacted the Company’s net earnings for the nine months ended November 30, 2016 by approximately $4.4 million, or $0.17 per diluted share.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure. To provide additional information, the Company also reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as earnings from operations before interest, taxes, depreciation, and amortization).

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of non-GAAP financial measures included herein to the most directly comparable measures calculated and presented in accordance with GAAP are set forth in the following table. Other companies may calculate non-GAAP adjusted financial measures differently than Ennis, which limits the usefulness of the non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA from continuing operations, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings from continuing operations (dollars in thousands).

	Three months ended November 30,		Nine months ended November 30,
	2017	2016	2017	2016
Net earnings from continuing operations	$8,274	$5,740	$24,598	$19,207
Income tax expense	4,860	3,371	14,447	11,277
Interest expense	163	172	557	405
Depreciation and amortization	3,509	3,115	10,582	9,438

EBITDA from continuing operations (non-GAAP)	$16,806	$12,398	$50,184	$40,327

% of sales	18.0%	14.0%	17.7%	14.9%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “We continue to be pleased with our operational performance this fiscal year and our ability to successfully put the negative overhangs of the prior fiscal year behind us. Our most recent acquisition continues to perform well with operating results improving as our integration plans progress. We look forward to implementing our complete ERP system at this location over the next four months, which will allow us to further optimize performance. Nonetheless, for the nine months ended November 30, 2017, this operation added approximately $29.9 million in revenues and $0.10 to our diluted earnings per share. As indicated, the changes we previously made to our health program appear to have mitigated the rising costs of medical claims, as our claims are consistently resulting in a cost savings greater than 20% over the past several quarters in comparison to comparative quarters last year. Also, last year’s negative impact of the relocation and start-up of our folder operations is behind us, resulting in a positive impact on cumulative year to date numbers, although having a minimal impact for the third quarter. While we believe the print industry overall will continue to remain challenging, we are encouraged by our performance for the year and are positive about the next six months. We continue to further strengthen one of the strongest balance sheets in the industry and our cash position remains significant.”

In Other News

Ennis announces that on December 21, 2017 the Board of Directors declared a quarterly cash dividend of 20 cents a share on its common stock. The dividend is payable February 9, 2018 to shareholders of record on January 12, 2018.

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2017 and its Quarterly Reports on Form 10-Q for the fiscal quarters ending May 31, 2017 and August 31, 2017. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

Condensed Consolidated Operating Results	Three months ended November 30,		Nine months ended November 30,
	2017	2016	2017	2016
Revenues	$93,606	$88,660	$283,083	$270,316
Cost of goods sold	63,722	63,368	192,493	191,292

Gross profit margin	29,884	25,292	90,590	79,024
Operating expenses	16,695	16,097	51,226	48,227

Operating income	13,189	9,195	39,364	30,797
Other expense	55	84	319	313

Earnings from continuing operations before income taxes	13,134	9,111	39,045	30,484
Income tax expense	4,860	3,371	14,447	11,277

Earnings from continuing operations	8,274	5,740	24,598	19,207
Income from discontinued operations, net of tax	—	—	—	2,481
Loss on sale of discontinued operations, net of tax	—	—	—	(26,042)

Net earnings (loss)	$8,274	$5,740	$24,598	$(4,354)

Weighted average common shares outstanding
Basic	25,360,452	25,673,824	25,387,389	25,802,658

Diluted	25,393,482	25,683,613	25,409,259	25,818,146

Earnings (loss) per share - basic and diluted
Earnings per share on continuing operations	$0.33	$0.22	$0.97	$0.74
Earnings per share on discontinued operations	—	—	—	0.10

	0.33	0.22	0.97	0.84
Loss per share on sale of discontinued operations	—	—	—	(1.01)

Net earnings (loss)	$0.33	$0.22	$0.97	$(0.17)

Condensed Consolidated Balance Sheet Information	November 30, 2017	February 28, 2017
Assets
Current assets
Cash	$92,930	$80,466
Accounts receivable, net	38,409	37,368
Inventories, net	27,799	27,965
Other	3,436	3,451

	162,574	149,250

Property, plant & equipment	46,236	49,995
Other	121,706	125,040

Total Assets	$330,516	$324,285

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$9,988	$14,202
Accrued expenses	17,012	15,766

	27,000	29,968

Long-term debt	30,000	30,000
Other non-current liabilities	13,765	12,962

Total liabilities	70,765	72,930

Shareholders’ equity	259,751	251,355

Total Liabilities and Shareholders’ Equity	$330,516	$324,285

	Nine months ended November 30,
Condensed Consolidated Cash Flow Information	2017	2016
Cash provided by operating activities	$33,818	$42,560
Cash provided by (used in) investing activities	(3,406)	104,919
Cash used in financing activities	(17,948)	(67,571)

Change in cash	12,464	79,908
Cash at beginning of period	80,466	7,957

Cash at end of period	$92,930	$87,865

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